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                                                                    EXHIBIT 99.1

                              HELEN OF TROY LIMITED

                AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

                                 As of May 2000



I.       PURPOSE

         The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

                  Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

                  Review and appraise the audit efforts of the Company's independent accountants.

                  Provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

         The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter. The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities.

II.      COMPOSITION

         The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. "Independence" shall be as defined in Section 4200(a)(15) of the NASD's listing standards, as applicable and as may be modified or supplemented. All members of the Committee shall have a familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

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         The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.     MEETINGS

         The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Company's financials consistent with IV.3. below.

IV.      RESPONSIBILITIES AND DUTIES

         To fulfill its responsibilities and duties the Audit Committee shall:

         DOCUMENTS/REPORTS REVIEW

         1. Review and update this Charter periodically, at least annually, as conditions dictate. Submit this Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

         2. Review the Company's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants, prior to filing or distribution. Review should include discussion with management and independent accountants of significant issues regarding accounting principles, practices and judgments.

         3. Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings. Discuss any items required to be communicated by the independent accountants in accordance with Generally Accepted Auditing Standards. The Chair of the Committee may represent the entire Committee for purposes of this review.


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         INDEPENDENT ACCOUNTANTS

         4. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants' independence.

         5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

         6. Review the independent accountants' audit plan - discuss scope, staffing, location, reliance upon management and general audit approach.

         7. Periodically consult with the independent accountants out of the presence of management about internal controls, the quality and appropriateness of the Company's accounting principles and the fullness and accuracy of the Company's financial statements.

         FINANCIAL REPORTING PROCESSES

         8. In consultation with management and the independent accountants, review the integrity of the Company's financial reporting processes, both internal and external, and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent accountants together with management's responses.

         9. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

         10. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants or management.

         11. Prior to releasing the year-end earnings, discuss the results of the audit with the independent accountants. Discuss certain matters required to be communicated to the Audit Committee in accordance with Generally Accepted Auditing Standards.

         PROCESS IMPROVEMENT

         12. Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

         13. Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the

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               course of the audit, including any restrictions on the scope of work or access to required information.

        14. Review any significant disagreement among management or the independent accountants in connection with the preparation of the financial statements.

        15. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

        ETHICAL AND LEGAL COMPLIANCE

        16. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

        17. Review management's monitoring of the Company's compliance with the Company's Ethical Code, and ensure that management has the proper review system in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations, and the public, satisfy legal requirements.

        18. Review, with the Company's counsel, legal compliance matters including corporate securities trading policies and inquiries received from regulators or governmental agencies.

        19. On at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the Company's financial statements.

        20. Select and retain, at the Company's expense, independent outside legal, accounting or other consultants or experts to assist the Committee with any legal matters or other issues as the Committee deems necessary or appropriate.

        21. Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company's annual proxy statement.

        22. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

        23. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.